Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Mesa Air Group, Inc. for the registration of its common stock by the selling stockholder and to the incorporation by reference therein of our report dated December 29, 2022, with respect to the consolidated financial statements of Mesa Air Group, Inc. included in its Annual Report (Form 10-K) for the year ended September 30, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Phoenix, Arizona

March 10, 2023